Confidential Subject to FRE 408 & State Equivalents Project Velocity DIP AMENDMENT TERM SHEET July 19, 2021 Exhibit 99.2

Confidential
Subject to FRE 408 & State Equivalents

DIP Amendment and Upsize Proposal

Structure	**DIP Upsize**	> Amend existing DIP credit agreement ("Existing DIP Facility") to increase total facility to $1.5 billion > Incremental $500mm delay draw facility ("Incremental DIP Facility") structured as: – Initial Draw: $250mm – Delay Draw: $250mm
	Use of Proceeds	> General working capital
	Maturity	> 7/13/22 (amended Existing DIP Facility to exclude regulatory requirement for existing 7/13/22 extension) – 3 month extension option for regulatory purposes to 10/13/22 (applicable to full $1.5 billion facility)
	Upsize Allocation	> Participation in the Incremental DIP Facility will be offered pro rata to Existing DIP Facility holders
	Backstop	> Backstop will be raised to fund both (i) the $500mm Incremental DIP Facility and (ii) any non-participants in the Existing DIP Facility amendment > The backstop and backstop fees will be allocated consistent with the Existing DIP Facility's original backstop allocation
	Priority	> Pari to existing DIP facility (i.e., priority ahead of pre-petition liens; 1L on C-Band / super-priority admin claim)
Economics to Incr. DIP Facility / Existing DIP Facility	**Interest Rate**	> Drawn Rate: L + 500bps (applicable to Incremental DIP Facility) > Undrawn Rate: 3.60% > 0.50% LIBOR floor (applicable to Incremental DIP Facility)
	Backstop Fee	> 1.50% on Incremental DIP Facility ($500mm) and non-participants in the Existing DIP Facility amendment
	Upfront Fee	> 0.75% on Incremental DIP Facility
	Extension Fee	> 0.10% for 3 month regulatory extension (applicable to full facility)
	Amendment Fee	> 0.50% on Existing DIP Facility
Other Key Terms	**Cash Flow Sweep**	> Consistent with Existing DIP Facility cash flow sweep, except cash flow sweep does not begin until Feb 1, 2022 – Applicable to C-Band related payments – Proceeds reduce unfunded drawn balance, subject to $500mm min liquidity – No reinvestment rights
	Covenants	> Monthly 13 week cash flow updates and variance reports > Monthly clearing cost reports
	Milestones	> Commercially reasonable efforts to receive reimbursements and meet Phase I Clearing Process deadline
	Gogo Basket	> $300mm basket to fund Gogo on a secured basis
	Take-Out of Non-Participants	> Amendment to Existing DIP Facility requires 100% participation > Non-Participants taken out by backstop parties through "yank-a-bank" provision

DRAFT

KIRKLAND & ELLIS
PJT Partners
2

DIP Upsize Analysis Assumes no reimbursement until January 2022. Funding required to maintain $20mm cash balance at Gogo.

C-Band Process Update In 1Q’2020, the Federal Communications Commission (the “FCC”) finalized its report and order (“R&O”) specifying the funding and payment processes related to the transfer of C-Band spectrum between incumbent satellite operators and the winning bidders of the C-Band spectrum (the “Overlay Licensees”) For transparency, the FCC required the establishment of a C-Band Relocation Payment Clearinghouse (“Clearinghouse”), which was set up to manage funds from the Overlay Licensees and distribute these funds for (i) reimbursement of the costs incurred related to the clearing of the spectrum, and (ii) the accelerated clearance incentive payment for rights to use the C-Band spectrum While the Clearinghouse has been established, numerous hurdles have delayed the launch of the funding and payment processes The FCC and Clearinghouse delayed the release of the draft C-Band Handbook (“Handbook”), which required comments from incumbent satellite operators prior to being finalized (to date it has still not been published) Critically, the Clearinghouse has not yet received any funding from the Overlay Licensees for the reimbursement of clearing costs due to a delay in the FCC issuing the C-Band licenses to the Overlay Licensees An objection challenging the C-Band auction process requires resolution and the FCC will not grant licenses until the objection is resolved Once licenses are issued and the actual costs to date plus forecasted costs are articulated pro rata to the Overlay Licensees, they have 30 days to fund the Clearinghouse Given the aforementioned issues with the C-Band funding and reimbursement process, it is unclear if the Company will receive any reimbursements until 2022 While the Company is on time with its clearing and certification efforts, a delay in C-Band reimbursements will require incremental DIP financing as a liquidity bridge (until C-Band reimbursements and/or Phase I clearing payments are received) Through Q2’2021, the Company has a C-Band reimbursement receivable of approximately ~$806 million

Gogo Basket Upsize The upsizing of the Gogo basket is to provide sufficient capacity to account for intercompany transactions related to satellite capacity provided by Intelsat and Intelsat’s funding of employee payroll costs As highlighted in prior disclosures, Gogo is forecasted to incur negative free cash flow through the time of the DIP financing maturity Absent an upsizing the Debtors will have insufficient capacity under the DIP facility to fund these incremental, practically required intercompany transactions among the Debtors and the commercial aviation non-debtor entities (e.g., employee-related costs, satellite capacity) The initial sizing assumed an emergence from chapter 11 on June 30, 2021 The increased basket size is intended to provide enough basket capacity through the amended maturity of the DIP